Exhibit 99.3
AMERICAN PACIFIC CORPORATION
PRO FORMA COMBINED FINANCIAL STATEMENTS
(Unaudited, Dollars in Thousands)
In July 2005, American Pacific Corporation (the “Company”) entered into an agreement to acquire, and on November 30, 2005, the Company completed the acquisition of, the fine chemicals business (the “AFC Business”) of GenCorp Inc. (“GenCorp”) through the purchase of substantially all of the assets of Aerojet Fine Chemicals LLC (“Aerojet Fine Chemicals”) and the assumption of certain of its liabilities. The assets were acquired and liabilities assumed by our newly formed, wholly-owned subsidiary, Ampac Fine Chemicals (“AFC”). AFC is a manufacturer of active pharmaceutical ingredients and registered intermediates under cGMP guidelines for customers in the pharmaceutical industry. Its facilities in California offer specialized engineering capabilities including high containment for high potency compounds, energetic and nucleoside chemistries, and chiral separation using the first commercial-scale simulated moving bed in the United States.
The acquisition will be accounted for using the purchase method of accounting. The total estimated purchase price for the AFC Business acquisition is $127,775, composed of cash of $108,375 and a seller subordinated note with an estimated fair value of $19,400. The cash component includes a cash purchase price of $88,500, direct acquisition costs and adjustments for capital expenditures, working capital, and EBITDAP. Each element of the cash component of the purchase price is detailed in Note (a) to the pro forma combined financial statements. In connection with the AFC Business acquisition, the Company entered into Credit Facilities that resulted in net proceeds to the Company of $83,323 which were used to fund, in part, the acquisition.
The following unaudited pro forma combined financial statements have been prepared from the historical financial statements of the Company and Aerojet Fine Chemicals. The operations of Aerojet Fine Chemicals for the 12 month period ended August 31, 2005 have been combined with the Company’s operations for its fiscal year ended September 30, 2005. The pro forma combined statement of operations gives effect to the combination as if it had occurred on October 1, 2004. The pro forma combined balance sheet gives effect to the combination as if it had occurred on September 30, 2005. The pro forma adjustments are described in the accompanying notes presented on the following pages.
Under the purchase method of accounting, the purchase price is allocated to assets acquired and liabilities assumed based on their relative fair values, with the excess recorded as goodwill. These unaudited pro forma combined financial statements reflect preliminary estimates of the fair values of the purchase price, assets acquired and liabilities assumed. The Company is currently reviewing these preliminary estimates, including valuation studies for real property, machinery and equipment, intangible assets, and pension obligations. The final determination of the purchase price allocation may differ from the amounts assumed in these unaudited pro forma combined financial statements. There can be no assurances given that any adjustments will not be material.
The unaudited pro forma combined financial statements are not necessarily indicative of what the financial position or results of operations would have been if the combination had occurred on the above-mentioned dates. Additionally, they are not indicative of future results of operations or financial position and do not reflect any synergies or other changes that may occur as a result of the acquisition. The unaudited pro forma combined financial statements should be read in conjunction with the Company’s audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended September 30, 2005 and Aerojet Fine Chemical’s audited financial statements for the year ended November 30, 2004, included as Exhibit 99.1 herein.

AMERICAN PACIFIC CORPORATION
PRO FORMA COMBINED BALANCE SHEET
(Unaudited, Dollars in Thousands)

	American	Aerojet			Pro Forma
	Pacific	Fine			Combined
	Corporation	Chemicals			Balance Sheet
	September 30,	August 31,	Pro Forma		September 30,
	2005	2005	Adjustments		2005

ASSETS
Current Assets:
Cash	$37,213	$2	$(20,340	)(a)(c)	$16,875
Accounts receivable	12,572	14,340			26,912
Inventories	13,818	21,688	774	(a)	36,280
Prepaid expenses and other	1,365	617	(20	)(a)	1,962
Deferred income taxes	834	—			834

Total Current Assets	65,802	36,647	(19,586)		82,863
Property, Plant and Equipment, Net	15,646	92,625	(2,044	)(a)	106,227
Intangible Assets, Net	9,763	—	18,100	(a)	27,863
Deferred Income Taxes	19,312	—			19,312
Prepaid Pension Asset	—	2,529	(1,248	)(a)	1,281
Other Assets	4,477	59	653	(a)(c)	5,189

TOTAL ASSETS	$115,000	$131,860	$(4,125)		$242,735

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,231	$11,004	$(3,760	)(b)	$12,475
Accrued liabilities	2,786	1,391	3,688	(a)	7,865
Employee related liabilities	2,023	1,430			3,453
Environmental remediation reserves	4,967	—			4,967
Customer Deposits and Deferred Revenues	792	8,335			9,127
Notes payable and current portion of long-tern debt	768	—	650	(c)	1,418

Total Current Liabilities	16,567	22,160	578		39,305
Long-Term Debt	—	—	103,750	(a)(c)	103,750
Environmental Remediation Reserves	15,620	—			15,620
Pension Obligations	8,144	—			8,144
Payable to GenCorp Inc.	—	24,909	(24,909	)(b)	—
Other Non-current Liabilities	—	1,247			1,247

Total Liabilities	40,331	48,316	79,419		168,066

Commitments and Contingencies	—	—
Shareholders’ Equity
Preferred stock	—	—			—
Common stock	932	—			932
Capital in excess of par value	86,187	108,357	(108,357	)(b)	86,187
Retained earnings (accumulated deficit)	6,206	(24,813)	24,813	(b)	6,206
Treasury stock	(16,982)	—			(16,982)
Accumulated other comprehensive loss	(1,674)	—			(1,674)

Total Shareholders Equity	74,669	83,544	(83,544)		74,669

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$115,000	$131,860	$(4,125)		$242,735

See Notes to Unaudited Pro Forma Combined Financial Statements

AMERICAN PACIFIC CORPORATION
PRO FORMA COMBINED STATEMENT OF OPERATIONS
(Unaudited, Dollars in Thousands)

		Year Ended
	American	Aerojet
	Pacific	Fine			Pro Forma
	Corporation	Chemicals			Combined
	September 30,	August 31,	Pro Forma		September 30,
	2005	2005	Adjustments		2005

Revenues	$83,347	$64,568	$(124	)(d)	$147,791
Cost of Revenues	55,669	52,173	5,583	(d)(e)	113,425

Gross Profit	27,678	12,395	(5,707)		34,366
Operating Expenses	26,320	10,231			36,551
Environmental Remediation Charge	22,400	—			22,400

Operating Income (Loss)	(21,042)	2,164	(5,707)		(24,585)
Interest and Other Income	1,398	307			1,705
Interest Expense	274	159	11,372	(f)(g)	11,805

Income (Loss) Before Income Taxes and Extraordinary Gain	(19,918)	2,312	(17,079)		(34,685)
Income Tax Benefit	(8,673)	—	(5,027	)(h)	(13,700)

Income (Loss) Before Extraordinary Gain	$(11,245)	$2,312	$(12,052)		$(20,985)

Income (Loss) Before Extraordinary Gain Per Share:
Basic	$(1.54)				$(2.88)
Diluted	$(1.54)				$(2.88)

Weighted Average Shares Outstanding:
Basic	7,294,000				7,294,000
Diluted	7,294,000				7,294,000
See Notes to Unaudited Pro Forma Combined Financial Statements

AMERICAN PACIFIC CORPORATION
NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
(Unaudited, Dollars in Thousands)
(a)	Adjustment to record the acquisition of Aerojet Fine Chemicals and the preliminary allocation of the purchase price to the estimated fair value of the assets acquired and liabilities assumed.

The acquisition is being accounted for as a purchase. Total estimated consideration is comprised of:

Cash to Seller
Cash purchase price	$88,500
Capital expenditures adjustment	17,431
Working capital adjustment	(1,268)
EBITDAP adjustment	(1,000)

Total cash to seller	103,663

Direct Acquisition Costs
Incurred through September 30, 2005	1,024
Accrued	3,688

Total direct acquisition costs	4,712

Fair Value of Seller Subordinated Note (Face value $25,500)	19,400

Total purchase price	$127,775

Capital Expenditures Adjustment – The capital expenditures adjustment represents reimbursements to GenCorp for their cash capital investments, as defined in the acquisition agreements, during the period July 2005 through the closing date on November 30, 2005. This amount is subject to adjustment based on post-closing documents and analyses.

Working Capital Adjustment – The working capital adjustment represents an estimated adjustment to the purchase price based on actual working capital as of the closing date compared to a target working capital amount specified in the acquisition agreements. This amount is subject to adjustment based on post-closing documents and analyses.

EBITDAP Adjustment – The acquisition agreements include a reduction of the purchase price of $1,000 if AFC does not achieve a specified level of earnings before interest, taxes, depreciation, amortization, and pension expense (“EBITDAP”) for the three months ended December 31, 2005, equal to four times the difference between the targeted EBITDAP and the actual EBITDAP achieved, not to exceed $1,000. This target was not met, and accordingly, is reflected as a reduction of the purchase price. This adjustment is subject to review by the seller.

Subordinated Seller Note – The fair value of the Seller Subordinated Note was determined by discounting the required principal and interest payments at a rate of 15%, which the Company believes is appropriate for instruments with comparable terms.

Direct Acquisition Costs – The Company estimates its total direct acquisition costs, consisting primarily of legal and due diligence fees, to be approximately $4,712. Of this amount, $1,024 was incurred prior September 30, 2005 and was capitalized as other assets.

Earnout Adjustment – In addition to the amounts included in the purchase price above, the purchase price is subject to an additional contingent cash payment of up to $5,000 based on targeted financial performance of AFC during the year ended September 30, 2006. In addition, if the full Earnout Adjustment becomes payable to the seller, the EBITDAP Adjustment will also be returned to the seller.

AMERICAN PACIFIC CORPORATION
NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS (CONTINUED)
(Unaudited, Dollars in Thousands)
The pro forma allocation of the purchase price and the related determination of the useful lives of acquired assets is preliminary and subject to change based on a final valuation of the assets acquired and liabilities assumed. The allocation is preliminary pending completion of inventory, fixed asset and intangible asset appraisals and the actuarial calculation of the defined benefit pension plan obligation.

Historical book value of Aerojet Fine Chemicals as of August 31, 2005	$83,544
Less liabilities not acquired
Payable to GenCorp	24,909
Cash overdraft	3,760

Adjusted historical book value of Aerojet Fine Chemicals as of August 31, 2005	112,213
Estimated fair value adjustments relating to:
Inventories	774
Prepaid expenses	(20)
Property, plant and equipment	(2,044)
Customer relationships, average life of 5.5 years	13,300
Backlog, average life of 1.5 years	4,800
Prepaid pension asset	(1,248)

$127,775

Intangible assets, consisting of customer relationships and existing customer backlog, have definite lives and will be amortized over their estimated useful lives using the straight-line method.

(b)	Adjustment to eliminate the historical equity of Aerojet Fine Chemicals and historical liabilities not assumed, comprised of the payable to GenCorp of $24,909 and cash overdraft of $3,760.

(c)	Adjustment to record net proceeds to Company from the issuance of bank debt to partially fund the Aerojet Fine Chemical acquisition.

In connection with the acquisition, the Company entered a First Lien Credit Agreement that includes a $65,000 Term Loan and a $10,000 Revolving Credit Line and a Second Lien Credit Agreement comprised of a $20,000 Term Loan (collectively, the “Credit Facilities”). The Credit Facilities include various restrictions and covenants, and are discussed in detail in the Company’s Current Report on Form 8-K dated November 30, 2005. Net proceeds from these credit agreement were $83,323 comprised of the following:

First Lien Term Loan — current portion	$650

First Lien Term Loan — noncurrent portion	64,350
Second Lien Term Loan	20,000

Total Long-term	84,350

Total bank debt issued	85,000
Less debt issue costs	(1,677)

Net proceeds to the Company	$83,323

(d)	Adjustment to eliminate sales from the Company’s Specialty Chemicals segment to Aerojet Fine Chemicals of $124.

AMERICAN PACIFIC CORPORATION
NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS (CONTINUED)
(Unaudited, Dollars in Thousands)
(e)	Adjustment to record amortization expenses of $5,707 for acquired intangible assets based on the method described above assuming these assets were acquired on October 1, 2004. The estimated depreciation expense based on the fair value of fixed assets acquired approximates historical depreciation expense. Accordingly, no pro forma adjustment to depreciation expense is recorded.
(f)	Adjustment to record interest on borrowings under the Credit Facilities and the Seller Subordinated Note assuming these borrowings were outstanding beginning on October 1, 2004, comprised of the following:

Pro forma interest expense:
First lien term loan	$5,513
Second lien term loan	2,714
Seller subordinated note	2,439
Amortization of seller subordinate note discount	503
Amortization of debt issue costs	311
Revolving loan availability	51

Total pro forma interest expense	$11,531

(g)	Adjustment to eliminate Aerojet Fine Chemical’s historical interest expense of $159 that related to intercompany amounts payable to GenCorp.
(h)	Adjustment to record the tax effects of pro forma entries and adjust the pro forma effective annual tax rate to 39.5%.